Exhibit 99.3
Mount Sinai Genomics, Inc.
Condensed Balance Sheets
(in thousands, except share amounts)

cove

	June 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$26,501	$108,132
Accounts receivable	24,568	32,044
Due from related parties	437	289
Inventory	29,128	24,962
Prepaid expenses and other current assets	18,378	8,681
Total current assets	$99,012	$174,108
Property and equipment, net	62,097	63,110
Restricted cash	10,828	10,828
Other assets	3,596	3,596
Total assets	$175,533	$251,642
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$43,650	$38,591
Due to related parties	1,278	1,425
Current contract liabilities	1,341	1,783
Other current liabilities	24,764	31,643
Total current liabilities	71,033	73,442
Long-term debt, net of current portion	18,028	18,971
Stock-based compensation liabilities	295,049	131,989
Other liabilities	21,907	22,852
Total liabilities	406,017	247,254
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock:
Series A-1 redeemable convertible preferred stock, $0.00001 par value: 447,373 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $55,000 at June 30, 2021 and December 31, 2020	51,811	51,811
Series A-2 redeemable convertible preferred stock, $0.00001 par value: 522,627 shares authorized at June 30, 2021 and December 31, 2020; 401,347 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $49,342 at June 30, 2021 and December 31, 2020	46,480	46,480
Series B redeemable convertible preferred stock, $0.00001 par value: 338,663 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $204,302 at June 30, 2021 and December 31, 2020	118,824	118,824
Series C redeemable convertible preferred stock, $0.00001 par value: 197,824 shares authorized at June 30, 2021 and December 31, 2020; 197,821 shares issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $121,397 at June 30, 2021 and December 31, 2020	117,324	117,324
Redeemable convertible preferred stock	334,439	334,439
Stockholders’ deficit:
Class A common stock, $0.00001 par value: 2,500,000 shares authorized at June 30, 2021 and December 31, 2020; 36 and 1 share issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Class B convertible common stock, $0.00001 par value: 15,000,000 shares authorized at June 30, 2021 and December 31, 2020; 1,117,413 and 105,429 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,483	—
Accumulated deficit	(566,406)	(330,051)
Total stockholders’ deficit	(564,923)	(330,051)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$175,533	$251,642
The accompanying notes are an integral part of these unaudited condensed financial statements.

Mount Sinai Genomics, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands, except share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue
Diagnostic test revenue (including related party revenue of $37 and $39 for the three months ended June 30, 2021 and 2020, respectively and $70 and $100 for the six months ended June 30, 2021 and 2020, respectively)	$44,803	$29,796	$107,563	$75,866
Other revenue (including related party revenue of $62 and $0 for the three months ended June 30, 2021 and 2020, respectively and $89 and $0 for the six months ended June 30, 2021 and 2020, respectively)	2,062	306	3,653	891
Total revenue	46,865	30,102	111,216	76,757
Cost of services (including related party expenses of $1,008 and $459 for the three months ended June 30, 2021 and 2020, respectively and $1,286 and $1,033 for the six months ended June 30, 2021 and 2020, respectively)	49,631	35,985	121,443	75,224
Gross (loss) profit	(2,766)	(5,883)	(10,227)	1,533
Research and development	11,954	9,361	65,085	22,457
Selling and marketing	16,247	8,686	47,816	20,419
General and administrative	12,794	8,121	114,711	15,285
Related party expenses	888	2,111	2,685	4,306
Loss from operations	(44,649)	(34,162)	(240,524)	(60,934)
Other income (expense):
Interest income	9	76	30	410
Interest expense	(722)	(615)	(1,445)	(1,189)
Other income, net	—	2,649	5,584	2,671
Total other income (expense), net	(713)	2,110	4,169	1,892
Loss before income taxes	$(45,362)	$(32,052)	$(236,355)	$(59,042)
Income tax provision	—	—	—	—
Net loss and comprehensive loss	$(45,362)	$(32,052)	$(236,355)	$(59,042)
Weighted average shares outstanding of Class A common stock	8	1	4	1
Basic and diluted net loss per share, Class A common stock	$(5)	$(32,052)	$(317)	$(59,042)
Weighted average shares outstanding of Class B common stock	888,087	—	667,203	—
Basic and diluted net loss per share, Class B common stock	$—	$—	$—	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

Mount Sinai Genomics, Inc.
Condensed Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit
(in thousands, except share amounts)
(unaudited)

Three months ended June 30, 2021

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Par value	Shares	Par Value	Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
Balances at March 31, 2021	1,385,204	$334,439	1	$—	604,649	$—	$—	$(521,044)	$(521,044)
Net Loss	—	—	—	—	—	—	—	(45,362)	(45,362)
Stock option exercises	—	—	35	—	512,764	—	1,483	—	1,483
Balance at June 30, 2021	1,385,204	$334,439	36	$—	1,117,413	$—	$1,483	$(566,406)	$(564,923)

Six months ended June 30, 2021

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Par value	Shares	Par Value	Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
Balances at December 31, 2020	1,385,204	$334,439	1	$—	105,429	$—	$—	$(330,051)	$(330,051)
Net Loss	—	—	—	—	—	—	—	(236,355)	(236,355)
Stock option exercises	—	—	35	—	1,011,984	—	1,483	—	1,483
Balance at June 30, 2021	1,385,204	$334,439	36	$—	1,117,413	$—	$1,483	$566,406	$(564,923)

Mount Sinai Genomics, Inc.
Condensed Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit
(in thousands, except share amounts)
(unaudited)

Three months ended June 30, 2020

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Par value	Shares	Par value	Additional paid-in capital	Accumulated deficit	Total Stockholder's deficit
Balances at March 31, 2020	1,187,383	$217,115	1	$—	—	$—	$—	$(115,701)	$(115,701)
Net loss	—	—	—	—	—	—	—	(32,052)	(32,052)
Balances at June 30, 2020	1,187,383	$217,115	1	$—	—	$—	$—	$(147,753)	$(147,753)

Six months ended June 30, 2020

	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Par value	Shares	Par value	Additional paid-in capital	Accumulated deficit	Total Stockholder's deficit
Balances at December 31, 2019	1,187,383	$217,115	1	$—	—	$—	$—	$(88,711)	$(88,711)
Net loss	—	—	—	—	—	—	—	(59,042)	(59,042)
Balances at June 30, 2020	1,187,383	$217,115	1	$—	—	$—	$—	$(147,753)	$(147,753)
The accompanying notes are an integral part of these unaudited condensed financial statements.

Mount Sinai Genomics, Inc.
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2021	2020
Operating activities
Net loss	$(236,355)	$(59,042)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10,521	5,080
Stock-based compensation expense	164,443	620
Provision for excess and obsolete inventory	2,466	—
Non-cash lease expense	383	5,165
Change in operating assets and liabilities:
Accounts receivable	7,476	(277)
Inventory	(6,632)	1,305
Prepaid expenses and other current assets	(9,697)	2,574
Due to/from related parties	(295)	(350)
Other assets	—	1,174
Accounts payable and accrued expenses	8,447	269
Contract liabilities	(442)	216
Other current liabilities	(7,824)	(2,915)
Net cash used in operating activities	(67,509)	(46,181)
Investing activities
Purchases of property and equipment	(3,320)	(13,553)
Development of internal-use software assets	(6,155)	(1,933)
Net cash used in investing activities	(9,475)	(15,486)
Financing activities
Proceeds from long-term debt	—	6,000
Exercise of stock options	974	—
Long-term debt principal payments	(848)	(2,316)
Capital lease principal payments	(1,994)	—
Payment of deferred transaction costs	(2,779)	—
Net cash (used in) provided by financing activities	(4,647)	3,684
Net decrease in cash, cash equivalents and restricted cash	(81,631)	(57,983)
Cash, cash equivalents and restricted cash, at beginning of period	118,960	115,006
Cash, cash equivalents and restricted cash, at end of period	$37,329	$57,023
Supplemental disclosures of cash flow information
Cash paid for interest	$1,445	$1,238
Purchases of property and equipment in accounts payable and accrued expenses	$87	$301
Software development costs in accounts payable and accrued expenses	$1,225	$1,972
Assets acquired under capital leases obligations	$641	$5,128
Non-cash impact of shares reclass into APIC	$1,483	$—
Deferred transaction costs included in accounts payable and accrued expenses	$5,799	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
1. Organization and Description of Business
Mount Sinai Genomics, Inc., d/b/a Sema4 (the “Company” or “Sema4”) provides genomics-related diagnostic and information services and pursues genomics medical research. The Company utilizes an integrated portfolio of laboratory processes, software tools and informatics capabilities to process DNA-containing samples, analyze information about patient-specific genetic variation and generate test reports for clinicians and their patients. The Company provides a variety of genetic diagnostic tests and information with focus on reproductive health, pediatric, oncology and other conditions. In 2020, the Company began to provide diagnostic testing services in response to the recent novel coronavirus (“COVID-19”) outbreak. The Company serves patients and bills third party payors across the United States, with a substantial portion of its diagnostic testing volume occurring in the states of New York, California, Florida, Connecticut, and New Jersey.
The Company was incorporated in the State of Delaware as a for-profit corporation on October 16, 2015, with limited operations focused on establishing the Company as a capitalized, standalone entity. On June 1, 2017, the Company signed a contribution and funding agreement and other agreements with Icahn School of Medicine at Mount Sinai (“ISMMS”), whereby ISMMS contributed certain assets and liabilities related to the Company’s operations, provided certain services to the Company, and also committed to fund the Company up to $55.0 million in future capital contributions in exchange for equity in the Company (the “Spin-out”). Following the Spin-out, the Company commenced operations and began providing the services and performing research. The Company continues to be a party to service agreements (“Service Agreements”) with ISMMS (see Note 6).
On February 9, 2021, the Company, CM Life Sciences, Inc. (“CMLS”), and S-IV Sub, Inc., a direct and wholly-owned subsidiary of CMLS, entered into an Agreement and Plan of Merger (the “Merger Agreement”). On July 22, 2021, the Company consummated the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of CMLS (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the consummation of the Business Combination, CMLS changed its name to “Sema4 Holdings Corp.” and the Company changed its name to “Sema4 OpCo, Inc.” All equity securities of the Company were converted into the right to receive the applicable portion of merger consideration, discussed in Note 14 “Subsequent Events”.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the accounting disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. As such, the accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of and for the years ended December 31, 2020, 2019 and 2018 that are included in the definitive proxy statement filed with the SEC on July 2, 2021.
The accompanying unaudited condensed financial statements reflect all normal recurring adjustments that are necessary to state fairly the results for the interim periods presented. Interim results are not necessarily indicative of the results of operations or cash flows for a full year or any subsequent interim period.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
The Company’s historical financial information includes costs of certain services historically provided by ISMMS pursuant to the Transition Services Agreement ("TSA") and Service Agreements. The Company’s historical results are not necessarily indicative of what its results of operations, financial position, cash flows, or costs and expenses would have been had the Company been an independent entity during the historical periods presented or what its results of operations, financial position, cash flows, or costs and expenses will be in the future when it is a publicly traded, stand-alone company.
Liquidity and Going Concern
The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed financial statements are issued. Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations raised substantial doubt about the Company’s ability to continue as a going concern, as disclosed in the Company’s audited financial statements as of December 31, 2020 and 2019 and unaudited condensed financial statements included within the definitive proxy statement filed with the SEC on July 2, 2021.
On July 22, 2021, the Company completed the Merger with CMLS and received net cash proceeds of $510 million. Management determined that the cash proceeds received from the Merger provides the Company with sufficient liquidity to meet its obligations for at least twelve months from the date of this report. Accordingly, management believes that its plans to improve the Company’s liquidity position have been effectively implemented and the conditions that previously raised substantial doubt about the Company’s ability to continue as a going concern have been mitigated.
Accordingly, the unaudited condensed financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.
Segment Information
The Company operates and manages its business as one reportable operating segment based on the manner in which the Chief Executive Officer, who is the Company’s chief operating decision maker (“CODM”), assesses performance and allocates resources across the business.
Use of Estimates
The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the unaudited condensed financial statements as well as the reported amounts of revenues and expenses during the periods presented. The Company bases these estimates on current facts, historical and anticipated results, trends and various other assumptions that it believes are reasonable in the circumstances, including assumptions as to future events. These estimates include, but are not limited to, the transaction price for certain contracts with customers, the capitalization of software costs and the valuation of stock-based awards and inventory. Actual results could differ materially from those estimates, judgments and assumptions.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
The Company’s cash and cash equivalents are deposited with high-quality financial institutions. The Company has balances in financial institutions that exceed federal depository insurance limits. Management believes these financial institutions are financially sound and, accordingly, that minimal credit risk exists. The Company has not experienced any losses on its deposits of cash and cash equivalents.
The Company assesses both the customer and, if applicable, the third-party payor that reimburses the Company on the customer’s behalf when evaluating concentration of credit risk. Significant customers and payors are those that represent more than 10% of the Company’s total annual revenues or accounts receivable balance at each respective balance sheet date. The significant concentrations of accounts receivable at June 30, 2021 and December 31, 2020 were primarily from large managed care insurance companies and a reference laboratory. There was no individual customer that accounted for 10% or more of revenue or accounts receivable for any of the periods presented. The Company does not require collateral as a means to mitigate customer credit risk.
For each significant payor, revenue as a percentage of total revenues and accounts receivable as a percentage of total accounts receivable are as follows:

	Revenue				Accounts Receivable
	Three months ended June 30,		Six months ended June 30,		As of June 30,	As of December 31,
	2021	2020	2021	2020	2021	2020
Payor A	21%	35%	17%	40%	16%	10%
Payor B	*	11%	*	*	*	*
Payor C	13%	17%	13%	15%	10%	*
Payor D	*	*	10%	10%	*	*
Payor E	*	*	*	*	*	20%
*less than 10%

The Company is subject to a concentration of risk from a limited number of suppliers for certain reagents and laboratory supplies. One supplier accounted for approximately 11% and 8% of purchases of lab supplies, reagents and kits for the six months ended June 30, 2021 and 2020, respectively and 10% and 4% for the three months ended June 30, 2021 and 2020. This risk is managed by maintaining a target quantity of surplus stock.
Impact of COVID-19
In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. COVID-19 has had, and continues to have, an extensive impact on the global health and economic environments. Many jurisdictions, including those in which the Company has locations, have implemented measures to combat the outbreak, such as travel restrictions and shelter in place orders. In addition, the healthcare sector generally experienced a decline in discretionary care services at the onset of the pandemic.
Beginning in April 2020, the Company’s diagnostic test volumes decreased significantly as compared to the prior year as a result of COVID-19 and the related limitations and priorities across the healthcare system. In response, beginning in May 2020, the Company entered into several service agreements with state governments and healthcare institutions to provide testing for the presence of COVID-19 infection. While test volumes have since improved, the Company continues to experience changes in the mix of tests due to the impact of COVID-19. COVID-19 could continue to have a material impact on the Company’s results of operations, cash flows and financial condition for the foreseeable future.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
In March 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law, which was a stimulus bill that, among other things, provided assistance to qualifying businesses and individuals and included funding for the healthcare system. During 2020, as part of the stimulus, the Company received $5.4 million, comprised of $2.6 million received under the Provider Relief Fund (“PRF”) distribution, which was recognized in other income, net in the statements of operations and comprehensive loss, and $2.8 million received under the Employee Retention Credit (“ERC”) distribution, which was recorded in the other liabilities and reflected in this balance as of June 30, 2021 and December 31, 2020.
During 2021, the Company received an additional $5.6 million under the PRF distribution, which was recognized in other income, net in the statements of operations and comprehensive loss.
Cash, Cash Equivalents and Restricted Cash
Cash equivalents consist of amounts invested in money market funds. Carrying values of cash equivalents approximate fair value due to the short-term nature of these instruments.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the condensed balance sheets that sum to the total of the same amounts shown on the condensed statements of cash flows (in thousands):

	As of June 30, 2021	As of December 31, 2020
Cash and cash equivalents	$26,501	$108,132
Restricted cash	10,828	10,828
Total	$37,329	$118,960
Restricted cash as of June 30, 2021 consists of money market deposit accounts that secure irrevocable standby letters of credit that serve as collateral for security deposits for financing obligations and operating leases (see Note 7 and Note 8, respectively).
Deferred transaction costs
The Company capitalizes certain transaction costs, which consist of direct, incremental legal, professional, accounting and other third-party fees that are directly related to the execution of the Merger. As of June 30, 2021, the Company has deferred $8.6 million of transaction costs in prepaid expenses and other current assets on the condensed balance sheets that will be reclassified and offset against equity upon consummation of the Merger.
Emerging Growth Company
The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As such, the Company is eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including reduced reporting and extended transition periods to comply with new or revised accounting standards for public business entities. The Company has elected to avail itself of this exemption and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Recently Adopted Accounting Pronouncements
Effective January 1, 2021, the Company adopted Accounting Standards Update (“ASU”) 2018-18, Collaborative Arrangements: Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”), which clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
ASC Topic 606 (“ASC 606”), Revenue from Contracts with Customers, when the counterparty is a customer. In addition, ASC Topic 808 (“ASC 808”), Collaborative Arrangements precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. Adoption of ASU 2018-18 did not have an impact on the Company’s unaudited condensed financial statements as the Company is not currently a participant in any such collaborative arrangements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which requires lessees to recognize right-of-use assets and lease liabilities for most leases on their balance sheets. Expense recognition for lessees under ASU 2016-02 is similar to current lease accounting. ASU 2016-02 will require enhanced disclosures to help the financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The recognition, measurement and presentation of expenses and cash flows arising from a lease will primarily depend on its classification as a finance or operating lease. As an emerging growth company, the provisions of ASU 2016-02 are effective for the Company for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is evaluating the transition options permissible under ASU 2016-02 and plans to adopt through a cumulative adjustment to retained earnings on the date of adoption. Significant implementation matters being addressed by the Company include documenting the new lease accounting process, and determining incremental borrowing rate and complete population of the leases for evaluation. The Company is evaluating the effect this ASU will have on its financial statements, related disclosures and ongoing financial reporting. The Company expects implementation of this ASU to result in the recognition of right-of-use assets and corresponding lease liabilities in its balance sheets, principally related to office and facility leases.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The new credit losses standard changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, contract assets recognized as a result of applying ASC 606, loans and certain other instruments, entities will be required to use a new forward looking “expected loss” model that generally will result in earlier recognition of credit losses than under today’s incurred loss model. As an emerging growth company, ASU 2016-13 is effective for annual periods beginning after December 15, 2022, with early adoption permitted. Application of the amendments is through a cumulative-effect adjustment to the opening retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating the impact of the new guidance on its financial statements and related disclosures.
In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the standard. ASU 2018-15 will require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. ASU 2018-15 also requires the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement. Additionally, ASU 2018-15 requires the entity to present the expense related to the capitalized implementation costs in the same line item in the statement of income as the fees associated with the hosting element

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
(service) of the arrangement and classify payments for capitalized implementation costs in the statement of cash flows in the same manner as payments made for fees associated with the hosting element. The entity is also required to present the capitalized implementation costs on the balance sheets in the same line item that a prepayment for the fees of the associated hosting arrangement would be presented. The amendments in ASU 2018-15 are effective for the Company in annual reporting periods beginning after December 15, 2020 and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is expecting to prospectively apply amendments to all implementation costs incurred after the date of adoption.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and clarifying and amending existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of adopting this new accounting guidance will have on its financial statements and related disclosures.
3. Revenue Recognition
Diagnostic Revenue
The majority of revenue is generated from diagnostic services provided to three groups of customers: patients with third-party insurance coverage; patients without third-party insurance coverage or those who elect to self-pay; and institutional clients, such as hospitals, clinics and reference laboratories. Revenue from diagnostic testing services is recorded at the estimated transaction price, subject to the constraint for variable consideration, upon transfer of control of the service.
Other Revenue
The Company enters into both short-term and long-term project-based collaboration service agreements with third parties, whereby the Company provides diagnostic testing, research and related data aggregation reporting services. The consideration to which the Company is entitled pursuant to its collaboration service agreements generally includes non-refundable upfront payments and variable payments based upon the achievement of certain milestones during the contract term. Non-refundable upfront payments are generally received in advance of performing the services and, therefore, are recorded as a contract liability upon receipt. Milestone payments are included in the transaction price only when it is probable that doing so will not result in a significant reversal of cumulative revenue recognized when the uncertainty associated with the milestone is subsequently resolved. Revenue for such collaboration service agreements is recognized over time using an input measure based on costs incurred to satisfy the performance obligation.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
Disaggregated revenue
The following tables summarize the Company’s revenue disaggregated by type of customer (in thousands):

	Three months ended June 30,
	2021	2020
Diagnostic test revenue
Patients with third-party insurance	$40,210	$27,399
Institutional customers	3,755	2,007
Self-pay patients	838	390
Total diagnostic test revenue	44,803	29,796
Other revenue	2,062	306
Total	$46,865	$30,102

	Six months ended June 30,
	2021	2020
Diagnostic test revenue
Patients with third-party insurance	$86,409	$71,795
Institutional customers	19,419	3,152
Self-pay patients	1,735	919
Total diagnostic test revenue	107,563	75,866
Other revenue	3,653	891
Total	$111,216	$76,757
Reassessment of variable consideration
Subsequent changes to the estimate of the transaction price, determined on a portfolio basis when applicable, are generally recorded as adjustments to revenue in the period of the change. The Company updates estimated variable consideration quarterly.
For the three months ended June 30, 2021, the quarterly change in estimate resulted in a $0.5 million downward adjustment for tests in which the performance obligation of delivering the test results was met in prior periods. The change in estimate is a result of changes in the estimated transaction price due to contractual adjustments, obtaining updated information from payors and patients that was unknown at the time the performance obligation was met and settlements with third party payors. For the three months ended June 30, 2020, the quarterly change in estimate did not result in material adjustments to the Company’s previously reported revenue or accounts receivable amounts.
Remaining performance obligations
Due to the long-term nature of collaboration service agreement, the Company’s obligations pursuant to such agreement represent partially unsatisfied performance obligations as of June 30, 2021. The revenues under existing collaboration service agreements with original expected durations of more than one year are estimated to be approximately $11.4 million. The Company expects to recognize the majority of this revenue over the next 4 years.
Contract assets and liabilities
Contract assets consist of the Company’s right to consideration that is conditional upon its future performance. Contract assets arise in collaboration service agreements for which revenue is recognized over time but the Company’s right to bill the customer is contingent upon the achievement of contractually-defined milestones.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
Contract liabilities consist of customer payments in excess of revenues recognized. For collaboration service agreements, the Company assesses the performance obligations and recognizes contract liabilities as current or non-current based upon forecasted performance.
A reconciliation of the beginning and ending balances of contract assets and contract liabilities is shown in the table below (in thousands):

	Contract Assets	Contract Liabilities
December 31, 2020	$2,028	$3,811
Contract asset additions	487	—
Customer prepayments	—	1,723
Revenue recognized	(61)	(1,739)
June 30, 2021	$2,454	$3,795
The decrease in contract liabilities as of June 30, 2021 is primarily due to the execution of the performance obligations during the period. The Company presents contract assets and contract liabilities with respect to customer contracts on a net basis on its condensed balance sheets. As of June 30, 2021 and December 31, 2020, $1.3 million and $1.8 million is recorded as current contract liabilities, respectively.
Revenues recognized that were included in the contract liability balance at the beginning of each period were $1.5 million and $0.3 million, respectively, for the three months ended June 30, 2021 and June 30, 2020 and $2.2 million and $0.8 for the six months ended June 30, 2021 and June 30, 2020.
Costs to fulfill contracts
Costs associated with fulfilling the Company’s performance obligations pursuant to its collaboration service agreements include costs for services that are subcontracted to ISMMS. Amounts are generally prepaid and then expensed in line with the pattern of revenue recognition. Prepayment of amounts prior to the costs being incurred are recognized on the condensed balance sheets as current or non-current based upon forecasted performance.
As of June 30, 2021 and December 31, 2020, the Company had outstanding deferred costs to fulfill contracts of $2.5 million and $3.0 million, respectively. As of June 30, 2021 and December 31, 2020, all outstanding deferred costs were recorded as prepaid expenses and other current assets.
Amortization of deferred costs was $0.3 million and $0.2 million for the three months ended June 30, 2021 and 2020, respectively and $0.5 million and $0.5 million for the six months ended June 30, 2021 and 2020, respectively. The amortization of these costs is recorded in cost of services on the condensed statements of operations and comprehensive loss.
4. Fair Value Measurements
The Company’s financial assets and liabilities consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, capital leases and long-term debt. The Company’s cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the relatively short-term nature of these accounts.
The Company’s capital leases and long-term debt are classified within level 1 of the fair value hierarchy because such long-term debt and capital lease agreements bear interest at rates for instruments with similar characteristics; accordingly, the carrying value of these liabilities approximate their fair values.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
The following tables set forth the fair value of financial instruments that were measured at fair value on a recurring basis (in thousands):

	As of June 30, 2021
	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market funds	$21,904	$21,904	$—	$—
Total financial assets	$21,904	$21,904	$—	$—

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market funds	$92,940	$92,940	$—	$—
Total financial assets	$92,940	$92,940	$—	$—
Money market funds are classified within Level 1 of the fair value hierarchy as the fair value is based on quoted prices in active markets.
There were no transfers between Level 1, Level 2 and Level 3 during the periods presented.
5. Property and Equipment
Property and equipment consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Laboratory equipment	$23,904	$22,818
Equipment under capital leases	21,384	20,743
Building under capital lease	6,276	6,276
Construction in-progress	1,226	4,673
Capitalized software	20,539	14,631
Computer equipment	4,602	4,118
Furnitures, fixtures and other equipment	3,222	3,214
Leasehold improvements	21,564	16,736
Total property and equipment	102,717	93,209
Less: accumulated depreciation and amortization	(40,620)	(30,099)
Property and equipment, net	$62,097	$63,110

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
For the three months ended June 30, 2021 and 2020, depreciation and amortization expense was $5.6 million and $2.7 million. For the six months ended June 30, 2021 and 2020, depreciation and amortization expense was $10.5 million and $5.1 million, respectively. This included software amortization expense of $1.4 million and $0.7 million for the three months ended June 30, 2021 and 2020 and $2.6 million and $1.2 million for the six months ended June 30, 2021 and 2020, respectively. Depreciation and amortization expense is included within the condensed statements of operations and comprehensive loss as follows (in thousands):

	Three months ended June 30,
	2021	2020
Cost of services	$4,087	$2,030
Research and development	1,446	261
Selling and marketing	1	—
General and administrative	85	391
Total depreciation and amortization expenses	$5,619	$2,682

	Six months ended June 30,
	2021	2020
Cost of services	$7,145	$3,822
Research and development	2,697	510
Selling and marketing	1	—
General and administrative	678	748
Total depreciation and amortization expenses	$10,521	$5,080
6. Related Party Transactions
Related party revenues
Related party revenue with Mount Sinai Health Network for diagnostic testing revenues were nominal for the three months ended June 30, 2021 and June 30, 2020. Related party revenue with Mount Sinai Health Network for diagnostic testing revenues were $0.1 million for the six months ended June 30, 2021 and June 30, 2020. Related party revenues from collaborative service agreements were nominal for the three and six months ended June 30, 2021, while there were none for the three and six months ended June 30, 2020.
The Company had amounts due from ISMMS and other entities within the Mount Sinai Health Network for revenues earned of $0.4 million and $0.3 million as of June 30, 2021 and December 31, 2020, respectively. These amounts are presented as due from related parties on the Company’s condensed balance sheets.
Related party costs
Expenses recognized under the TSA totaled $0 and $1.9 million for the three months ended June 30, 2021 and 2020, respectively and $1.4 million and $3.8 million for the six months ended June 30, 2021 and 2020 and are presented within related party expenses in the condensed statements of operations and comprehensive loss. The Company had TSA payables due to ISMMS of $0 and $0.6 million at June 30, 2021 and December 31, 2020, respectively. These amounts are included within due to related parties on the Company’s condensed balance sheets.
Expenses recognized pursuant to the Service Agreements and other service arrangements with ISMMS totaled $1.9 million and $0.7 million for the three months ended June 30, 2021 and 2020 and $2.6 million and $1.6 million for the six months ended June 30, 2021 and 2020, respectively. These amounts are included in either cost of services or related party expenses on the condensed statements of operations and comprehensive loss depending on the

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
particular activity to which the costs relate. Payables due to ISMMS for the Service Agreements and other service arrangements were $1.3 million $0.8 million at June 30, 2021 and December 31, 2020, respectively. These amounts are included within due to related parties on the Company’s condensed balance sheets.
Total related party costs are included within cost of services and related party expenses in the condensed statements of operations and comprehensive loss as follows (in thousands):

	Three months ended June 30,
	2021	2020
Cost of services	$1,008	$459
Related party expenses	888	2,111
Total related party costs	$1,896	$2,570

	Six months ended June 30,
	2021	2020
Cost of services	$1,286	$1,033
Related party expenses	2,685	4,306
Total related party costs	$3,971	$5,339
7. Long-Term Debt
2016 Funding Commitment
In June 2017, ISMMS assigned a loan funding commitment from the Connecticut Department of Economic and Community Development (“DECD”) to the Company. The DECD loan agreement, as amended, provides for a total loan commitment of $15.5 million at a fixed annual interest rate of 2.0% for a term of 10 years. The Company is required to make interest-only payments through July 2023 and principal and interest payments commencing in August 2023. The final payment of principal and interest is due in July 2028. This commitment is collateralized by providing a security interest in certain machinery and equipment the Company acquired from ISMMS, as defined in a separate security agreement. ISMMS also guarantees the Company’s obligation to repay the DECD.
The outstanding loan balance from the DECD was $11.0 million at June 30, 2021 and December 31, 2020.
2020 Master Loan Agreement
In August 2020, the Company entered into a loan and security agreement with a bank, in which the Company received a loan of $6.3 million and deposited the proceeds into a deposit account held by the bank. The Company is required to make sixty consecutive monthly payments of principal and interest at a fixed monthly amount of $0.1 million beginning in November 2020. Interest payments are fixed at an annual interest rate of 4.75%.
The Company recorded the $6.3 million proceeds as restricted cash on the condensed balance sheets at June 30, 2021 and December 31, 2020. The outstanding loan balance was $5.5 million and $6.1 million at June 30, 2021 and December 31, 2020, respectively.
2020 Master Lease Agreement
In December 2020, the Company entered into a lease agreement with a lender whereby the Company agreed to sell certain equipment and immediately leaseback the equipment, resulting in proceeds of $3.6 million. Per the terms of the agreement, a financial institution issued an irrevocable standby letter of credit to the lender for $3.6 million.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
The Company is required to make sixty consecutive monthly payments of principal and interest at a fixed monthly amount of $0.1 million beginning in February 2021. Interest payments are fixed at an annual interest rate of 3.54%.
The Company must maintain an aggregate amount on deposit equal to at least 105% of the value of any outstanding letters of credit issued by the financial institution on the Company’s behalf. The letter of credit must be in place until all obligations have been paid in full. Further, the Company must furnish annual audited financial statements and other financial information to the lender on a regular basis. The Company was in compliance with the covenants as of June 30, 2021.
The Company recorded the $3.6 million proceeds as restricted cash on the condensed balance sheets at June 30, 2021 and December 31, 2020. The outstanding loan balance was $3.4 million and $3.6 million at June 30, 2021 and December 31, 2020, respectively.
Maturities of Long-Term Debt
As of June 30, 2021, long-term debt matures as follows (in thousands):

2021 (remainder of year)	$923
2022	1,906
2023	2,865
2024	4,208
2025	4,106
Thereafter	5,886
Total maturities of long-term debt	19,894
Less: current portion of long-term debt	(1,866)
Total long-term debt, net of current maturities	$18,028

8. Commitments and Contingencies
Operating Leases
The Company’s operating leases consist of office and lab space leases and a ground lease associated with a building under capital lease. The Company has entered into leases of office and lab space with ISMSS, including month-to-month leases in place during the six months ended June 30, 2021 and 2020. Pursuant to the terms of a lease agreement, the Company was required to have issued an irrevocable standby letter of credit to the lessor for $0.9 million, which was included in restricted cash on the condensed balance sheets as of June 30, 2021 and December 31, 2020.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
Future minimum payments under non-cancelable operating leases as of June 30, 2021 are as follows (in thousands):

2021 (remainder of year)	$2,138
2022	4,383
2023	4,474
2024	4,562
2025	4,684
Thereafter	50,238
Total operating lease obligations	$70,479
Rent expense related to non-cancelable operating leases was $1.4 million and $1.3 million for the three months ended June 30, 2021 and 2020, respectively. Rent expense related to month-to-month operating leases was $0.3 million and $0.8 million for the three months ended June 30, 2021 and 2020. Rent expense related to non-cancelable operating leases was $2.8 million and $2.6 million for the six months ended June 30, 2021 and 2020, respectively. Rent expense related to month-to-month operating leases was $0.6 million and $1.6 million for the six months ended June 30, 2021 and 2020.
Capital Leases
The Company entered into various capital lease agreements to obtain laboratory equipment which contain bargain purchase commitments at the end of the lease term. The terms of the capital leases range from 3 to 5 years with interest rates ranging from 1.9% to 12.0%. The leases are secured by the underlying equipment. The Company also leases a building used for office and laboratory space in which the building is accounted for as a capital lease and the land is as an operating lease.
Property and equipment under capital leases was $27.7 million and $27.0 million as of June 30, 2021 and December 31, 2020, respectively. Accumulated amortization on capital lease assets was $11.7 million and $9.7 million at June 30, 2021 and December 31, 2020, respectively.
For all capital leases, the portion of the future payments designated as principal repayment is recorded as a capital lease obligation on the Company’s condensed balance sheets in accordance with repayment terms. Future payments under capital leases at June 30, 2021, are as follows (in thousands):

2021 (remainder of year)	$2,322
2022	4,808
2023	3,584
2024	2,763
2025	2,451
Thereafter	51,886
Total capital lease obligations	67,814
Less: amounts representing interest	(44,850)
Present value of net minimum capital lease payments	22,964
Less : current portion	(3,483)
Capital lease obligations, net of current portion	$19,481
Interest expense related to capital leases was $0.6 million for the three months ended June 30, 2021 and 2020 and $1.1 million for the six months ended June 30, 2021 and 2020.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
Contingencies
The Company may, from time to time, become involved in legal proceedings arising out of the normal course of its operations. For instance, the Company may be subject to lawsuits alleging negligence or other similar legal claims related to its provision of genetic testing and/or information services. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. The Company has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company.
Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment, due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s results of operations in a given period.
The Company maintains various liability insurance coverages for, among other things, claims that could result from providing, or failing to provide diagnostic testing services, including inaccurate testing results, and other exposures. The Company’s insurance coverage limits its maximum exposure on claims; however, the Company is responsible for any uninsured portion of losses. Management believes that present insurance coverage is sufficient to cover potential exposures.
The Company was not a party to any material legal proceedings at June 30, 2021, nor is it a party to any legal proceedings as of the date of issuance of these unaudited condensed financial statements.
9. Stock-Based Compensation
The Company adopted the 2017 Stock Incentive Plan (the 2017 Plan) in April of 2017. The 2017 Plan was amended in February 2018, offering total aggregate shares of up to 279,192 shares of Class A common stock and Class B common stock, collectively, on an as-converted to Class A common stock basis. Following the amendment to the 2017 Plan, the Company intends to use available shares to grant Class B common stock awards.
Under the 2017 Plan, the Company has a call option to repurchase awards for cash from the plan participants upon termination of the participant’s employment or consulting agreement. The Company concludes that it is probable it will exercise its call option prior to the award holder being subject to the risks and rewards of equity ownership. As a result, the Company’s stock-based compensation awards are classified as a liability. Shares of common stock issued upon settlement of an award continue to be classified as a liability and remeasured to fair value each reporting period until the stockholder bears the risks and rewards of equity ownership for a reasonable period of time, which the Company concludes is a period of at least six months.
The Company historically granted stock appreciation rights (“SAR”) to one employee and one consultant. The SAR can only be exercised upon a liquidation event, which the Company concludes is not probable of occurring as of June 30, 2021. As a result, no expense related to the SAR was recognized by the Company during the three and six months ended June 30, 2021 and 2020. The Company did not grant SARs to any employees or consultants during the three and six months ended June 30, 2021.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
As of June 30, 2021 and December 31, 2020, stock-based compensation liabilities were $295.0 million and $132.0 million, respectively. Stock-based compensation expense is included within the condensed statements of operations and comprehensive loss as follows (in thousands):

	Three months ended June 30,
	2021	2020
Cost of services	$(319)	$(126)
Research and development	(370)	(130)
Selling and marketing	1,078	(19)
General and administrative	(908)	80
Total Stock-based compensation expense	$(519)	$(195)

	Six months ended June 30,
	2021	2020
Cost of services	$19,463	$(6)
Research and development	37,817	104
Selling and marketing	18,459	107
General and administrative	88,704	415
Total Stock-based compensation expense	$164,443	$620
The following summarizes the activity under the 2017 Plan for Class A and Class B common stock options (in thousands, except share and per share amounts):

Class A Common Stock	Shares Available for Grant	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balances at December 31, 2020	—	122,000	$18.94	6.57	$80,565
Options forfeited and cancelled	—	—			—
Options exercised		(35)
Balances at June 30, 2021	—	121,965	$18.94	6.08	$169,224
Options exercisable at June 30, 2021		119,625	$18.94	5.89	$165,977
All outstanding stock options for Class A common stock have an exercise price of $18.94.

Class B Common Stock	Shares Available for Grant	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balances at December 31, 2020	1,308,167	13,915,604	$1.09	8.91	$79,334
Options granted	(194,706)	194,706	2.36		—
Options forfeited and cancelled	1,954,545	(1,954,545)	1.45		—
Options exercised		(1,011,984)	1.45		—
Balances at June 30, 2021	3,068,006	11,143,781	$1.06	8.36	$144,895
Options exercisable at June 30, 2021		5,725,757	$0.80	7.97	$75,936

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
The aggregate intrinsic value in the tables above calculates the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock for stock options that were in-the-money and represents the value that would have been received by the option holders had all option holders exercised their options on June 30, 2021.
The estimated fair value of the stock option awards as of June 30, 2021 and June 30, 2020, was estimated using the Black-Scholes option pricing model with the following assumptions:

Six Months ended June 30,
	2021	2020
Expected volatility	46.60%- 71.60%	66.90%-76.70%
Expected term (in years)	0.17- 1.50	1.17-2.50
Risk-free interest rate	0.05%- 0.25%	0.16%-0.18%
Dividend yield	0.00%	0.00%
Fair value of Class A common stock	$619.57-$1,493.83	$85.42-$97.58
Fair value of Class B common stock	$6.20-$14.94	$0.85-$0.98
As of June 30, 2021, the fair value associated with the Company’s stock options totaled $327.4 million. The vested portion of this fair value at June 30, 2021 was $169.1 million and $126.0 million for Class A and Class B stock options, respectively, and is included in stock-based compensation liabilities on the Company’s condensed balance sheets. As of June 30, 2021, unrecognized stock-based compensation cost related to the unvested portion of the Company’s stock options were $0.2 million and $32.2 million for Class A and Class B stock options, respectively. The Company expects to recognize the unrecognized compensation cost on a graded-vesting basis over a weighted-average period of 0.2 and 0.9 years for Class A and Class B stock options, respectively. Cash received from stock option exercise for the three and six months ended June 30, 2021 was $0.6 million and $1.0 million.
10. Redeemable Convertible Preferred Stock
Redeemable Convertible Preferred Stock at June 30, 2021 and December 31, 2020 consists of the following (in thousands, except share data):

Redeemable Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Amount	Aggregate Liquidation Preference
Series A-1	447,373	447,373	$51,811	$55,000
Series A-2	522,627	401,347	46,480	49,342
Series B	338,663	338,663	118,824	204,302
Series C	197,824	197,821	117,324	121,397
Total Redeemable Convertible Preferred Stock	1,506,487	1,385,204	$334,439	$430,041
Voting Rights
Holders of the Redeemable Convertible Preferred Stock are entitled to a number of votes equal to the number of whole shares of Class A common stock into which it is convertible.
Dividends
Holders of the Redeemable Convertible Preferred Stock are entitled to receive or participate in dividends to the extent that dividends are declared for holders of Class A common stock and Class B common stock, at which point

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
the holders of the Redeemable Convertible Preferred Stock are entitled to participate on an as-converted to Class A common stock basis.
The Company has not declared any cash or other dividends through June 30, 2021.
Conversion Rights
The Redeemable Convertible Preferred Stock is convertible into Class A common stock at the option of the holder at any time and without the payment of additional consideration and is mandatorily convertible upon the occurrence of certain events. The conversion ratio could be adjusted upon the Company’s issuance of shares of common stock below the original issue prices of the Redeemable Convertible Preferred Stock; the issuance of certain options or securities convertible into common stock of the Company; the issuance of certain dividends; and events such as stock splits, merger and reorganization.
There were no conversions of Redeemable Convertible Preferred Stock into Class A common stock during the six months ended June 30, 2021. As of June 30, 2021 and December 31, 2020, all shares of Redeemable Convertible Preferred Stock were convertible into shares of Class A common stock at a 1:1 ratio.
Classification of Redeemable Convertible Preferred Stock
The Redeemable Convertible Preferred Stock has deemed liquidation provisions which provide the holders the option to redeem the shares upon a change in control or other deemed liquidation event. The deemed liquidation preference provisions of the Redeemable Convertible Preferred Stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the Redeemable Convertible Preferred Stock is presented outside of permanent equity in the mezzanine portion of the Company’s condensed balance sheets. No accretion was recorded during the six months ended June 30, 2021 and 2020, as a deemed liquidation event was not considered probable.
11. Common Stock
There were 36 and 1 shares of Class A common stock issued and outstanding at June 30, 2021 and December 31, 2020, respectively. There were 1,117,413 and 105,429 shares of Class B common stock issued and outstanding at June 30, 2021 and December 31, 2020, respectively. There were 35 and 1,011,984 shares of Class A and Class B common stocks issued and outstanding at June 30, 2021 which remained liability-classified since the Company concluded that the stockholder did not yet bear the risks and rewards of equity ownership for a reasonable period of time. As of June 30, 2021, 105,429 shares of Class B common stock previously issued but recorded as the liability-classified awards were reclassified to equity as the Company concluded that the stockholder now bears the risks and rewards of equity ownership after a reasonable period of time has elapsed.
12. Income Taxes
Income taxes for the three and six months ended June 30, 2021 and June 30, 2020 are recorded at the Company’s estimated annual effective income tax rate, subject to adjustments for discrete events, should they occur. The Company’s estimated annual effective tax rate was 0.0% for the three and six months ended June 30, 2021 and June 30, 2020. The primary reconciling items between the federal statutory rate of 21.0% for these periods and the Company’s overall effective tax rate of 0.0% were related to the effects of deferred state income taxes, stock-based compensation, research and development credits, nondeductible transaction costs and the valuation allowance recorded against the full amount of its net deferred tax assets.

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
A valuation allowance is required when it is more likely than not that some portion or all of the Company’s deferred tax assets will not be realized. The realization of deferred tax assets depends on the generation of sufficient future taxable income during the period in which the Company’s related temporary differences become deductible. The Company has recorded a full valuation allowance against its net deferred tax assets as of June 30, 2021 and June 30, 2020 since management believes that based on the earnings history of the Company, it is more likely than not that the benefits of these assets will not be realized.
13. Net Loss per Share
For the three and six months ended June 30, 2021 and 2020, basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method. Net loss attributable to common stockholders was not allocated to the redeemable convertible preferred stock, as holders of the redeemable convertible preferred stock did not have a contractual obligation to share in losses.
Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. During the three and six months ended June 30, 2021 and 2020, the net loss attributable to common stockholders was equivalent to the Company’s net loss and comprehensive loss. The following table sets forth the computation of basic net loss per share attributable to common stockholders (in thousands, except for share amounts):

	Three months ended June 30,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(45,362)	$(32,052)

Weighted average Class A shares outstanding used in computing allocation of net loss attributable to common stockholders	8	1
Weighted average Class B shares on an as converted to Class A basis used in computing allocation of net loss attributable to common stockholders	8,881	—

Allocation of net loss attributable to common stockholders for basic:
Class A common stock	(41)	(32,052)
Class B common stock	(45,321)	—

Denominator:
Weighted average shares used in computing net loss per share attributable to Class A common stockholders	8	1
Weighted average shares used in computing net loss per share attributable to Class B common stockholders	888,087	—

Basic net loss per share attributable to Class A	(5)	(32,052)
Basic net loss per share attributable to Class B	—	—

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements

	Six months ended June 30,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(236,355)	$(59,042)
Weighted average Class A shares outstanding used in computing allocation of net loss attributable to common stockholders	4	1
Weighted average Class B shares on an as converted to Class A basis used in computing allocation of net loss attributable to common stockholders	6,672	—
Allocation of net loss attributable to common stockholders for basic:
Class A common stock	(1,268)	(59,042)
Class B common stock	(235,087)	—
Denominator:
Weighted average shares used in computing net loss per share attributable to Class A common stockholders	4	1
Weighted average shares used in computing net loss per share attributable to Class B common stockholders	667,203	—
Basic net loss per share attributable to Class A	(317)	(59,042)
Basic net loss per share attributable to Class B	—	—
Diluted net loss per share is computed based on the weighted-average number of shares of common stock, including the dilutive effect of common stock equivalents, outstanding. Basic net loss per share was determined to be the same as diluted net loss per share for the three and six months ended June 30, 2021 as the inclusion of potentially dilutive shares would have been anti-dilutive.
For the three and six months ended June 30, 2021, the Company’s diluted net loss per share of Class A common stock assumed the conversion of all Class B common stock into Class A common stock in accordance with the if-converted method. Additionally, the calculation of diluted net loss per share of Class B common stock did not differ from the calculation of basic net loss per share as the inclusion of potentially dilutive shares would have been anti-dilutive. The following tables sets forth the computation of diluted net loss per share of Class A common stock for the three and six months ended June 30, 2021 (in thousands, except for share amounts):

	Three months ended June 30, 2021
	Net loss attributable to Class A common stock	Weighted average shares outstanding	Loss per share
Basic net loss per share	$(41)	8	$(5)
Add: The effect of dilutive potential Class A common stock
Class B common stock on an as converted to Class A basis	(45,321)	8,881
Diluted net loss per share attributable to Class A common stock	$(45,362)	8,889	$(5)

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements

	Six months ended June 30, 2021
	Net loss attributable to Class A common stock	Weighted average shares outstanding	Loss per share
Basic net loss per share	$(1,268)	4	$(317)
Add: The effect of dilutive potential Class A common stock
Class B common stock on an as converted to Class A basis	(235,087)	6,672
Diluted net loss per share attributable to Class A common stock	$(236,355)	6,676	$(317)
The following tables summarize the outstanding shares of potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been anti-dilutive:

	Three months ended June 30,
	2021	2020
Outstanding options to purchase Class A common stock	121,965	122,000
Outstanding options to purchase Class B common stock	11,143,781	12,056,803
Redeemable convertible preferred stock (on an if-converted basis)	1,385,204	1,187,383
Total	12,650,950	13,366,186

	Six months ended June 30,
	2021	2020
Outstanding options to purchase Class A common stock	121,965	122,000
Outstanding options to purchase Class B common stock	11,143,781	12,056,803
Redeemable convertible preferred stock (on an if-converted basis)	1,385,204	1,187,383
Total	12,650,950	13,366,186
14. Subsequent Events
Merger
On July 22, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 9, 2021 (as amended, the “Merger Agreement”), by and among CMLS, S-IV Sub, Inc. (“Merger Sub”) and the Company. In particular, on July 22, 2021, we consummated the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Sema4, with Sema4 surviving the merger as a wholly-owned subsidiary of CMLS. In connection with the consummation of the Business Combination, CMLS changed its name to “Sema4 Holdings Corp.” and Sema4 changed its name to “Sema4 OpCo, Inc.”
On July 22, 2021, the Company completed the Merger transaction as discussed in Note 1, and received net cash proceeds of $510 million. On July 23, 2021, Sema4’s shares of Class A common stock began trading on the Nasdaq Global Select Market under the ticker symbol “SMFR” and warrants under ticker symbol “SMFRW”.
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CMLS, who is the legal acquirer will be treated as the “acquired” company for financial reporting purposes and the Company will be treated as the accounting acquirer. Upon the consummation of the merger, CMLS changed its name to Sema4 Holdings Corp.
Pursuant to the Merger, the following occurred:

Mount Sinai Genomics, Inc.
Notes to Unaudited Condensed Financial Statements
•Each share of Sema4 Class B common stock issued and outstanding immediately prior to the effective time was converted into 1/100th of a share of Sema4 Class A common stock (“Sema4 Common Stock”) as set forth in the Merger Agreement
•Immediately thereafter, each share of Sema4 Common Stock and Sema4 Preferred Stock (other than Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement) issued and outstanding immediately prior to the effective time was cancelled and automatically deemed for all purposes to represent the right to receive a portion of the merger consideration, with Sema4 equity holders (the “Sema4 equity holders”) who had elected to receive Closing Available Cash (as defined in the Merger Agreement) receiving an aggregate of $231 million of cash and Sema4 equity holders receiving an aggregate of 178,336,298 shares of common stock of the post-combination company. Additionally, certain Sema4 equity holders became entitled to a pro rata share of 19,021,576 Earn-Out Shares, including Earn-Out RSUs, issuable pursuant to the terms of the Merger Agreement (the “Earnout”) upon the achievement of certain vesting conditions.
Long-term Debt Payments
In July 2021, the Company terminated certain existing long-term debt arrangements in place by paying them off. Both 2020 Master Loan Agreement and 2020 Master Lease Agreement were fully paid off, totaling $9.1 million, including principal, interest and early payment penalties assessed pursuant to the terms of the agreements. As a result of these early payments, we expect to record a loss of approximately $0.3 million, which primarily relates to the early payment penalties.